PILGRIM'S PRIDE CORPORATION REPORTS FINANCIAL RESULTS
FOR SECOND QUARTER OF FISCAL 2008

PITTSBURG, Texas, May 5, 2008 – Pilgrim's Pride Corporation (NYSE: PPC) today reported a net loss of $111.4 million, or $1.67 per share, on net sales of $2.1 billion for the second fiscal quarter ended March 29, 2008.  These results include asset impairment and restructuring charges of approximately $17.7 million, $11.1 million net of tax, or $0.17 per share, related to the previously announced closing of one processing plant and six distribution centers. For the second quarter of fiscal 2007, the company reported a net loss of $40.1 million, or $0.60 per share, on total sales of $1.99 billion.

“Our financial results in the second quarter of fiscal 2008 reflect the crisis facing our company and industry from record-high feed costs caused by the federal government’s deeply flawed ethanol policy,” said Clint Rivers, president and chief executive officer of Pilgrim’s Pride.

Pilgrim’s Pride said its costs for corn and soybean meal in the quarter climbed $200 million, when compared to the same period a year ago, as the average price for a bushel of corn increased 29% and soybean meal gained more than 63%.  Based on the actual costs incurred for the first half of the fiscal year and current commodity futures markets for the remainder, the company’s total feed-ingredient costs for fiscal 2008 would be up more than $800 million from last fiscal year.

“While we continue working to pass along price increases to our customers, the simple fact is that to date, we have not been able to raise prices fast enough to match the extreme price volatility in the grain markets,” Mr. Rivers explained.

“The operating environment for chicken producers today is among the most difficult I have seen during my 27 years in the business,” he said.  “The federal government has helped spark a growing worldwide food crisis by mandating corn-based ethanol production at the expense of affordable food.  American consumers are only just beginning to feel the impact of sharply higher food prices.  There will be much more to come as food producers fully pass along these higher input costs.  Meanwhile, the government is using tax dollars to provide generous subsidies to big oil companies for blending ethanol and stiff duties on imported ethanol help protect domestic ethanol producers at the expense of end consumers.  As a direct result of these soaring grain costs, a growing number of food companies are shutting down plants and eliminating thousands of jobs in rural America.”

Mr. Rivers added: “At Pilgrim’s Pride, we have made a series of tough decisions over the past two months to address the challenges facing our business.  Those decisions include closing a processing plant and six distribution centers, and a planned reduction in production by 5% in the second half of fiscal 2008. While consumer demand for chicken remains strong, we believe that production cuts are necessary to bring supply into better balance with demand at appropriate selling prices to cover input costs.  Indeed, industry data for the last full week in April show that egg sets declined 2.4% year over year, the fifth consecutive weekly decline.  In addition, market pricing for breast meat has begun a much-needed rise, though we believe that little, if any, of this increase is attributable to the recent production cutbacks.  While we are encouraged by these positive trends, we believe that high grain costs will continue to exert pressure on our operating results during the second half of fiscal 2008.  Accordingly, we continue to evaluate our production facilities for potential mix changes, closure, sale and/or consolidation in an effort to position the company for a return to profitability.”

For the first six months of fiscal 2008, Pilgrim’s Pride reported a net loss of $143.8 million, or $2.16 per share, on net sales of $4.1 billion compared to a pro forma net loss of $82.9 million, or $1.25 per share, on pro forma net sales of $3.8 billion in the same period last year.  The pro forma amounts assume the acquisition of Gold Kist Inc., which closed on December 27, 2006, was completed on September 30, 2006, and included in the operating results for the six months.  The results for the first six months of fiscal 2008 include a non-recurring income tax charge of approximately $13.0 million, or $0.20 per share, related to an adjustment in deferred taxes as a result of a newly enacted tax law in Mexico, and asset impairment and restructuring charges of approximately $17.7 million, $11.1 million net of tax, or $0.17 per share, related to the closing of one processing plant and six distribution centers.

Conference Call Information
A conference call to discuss the Company's first-quarter results will be held at 10 a.m. Central (11 a.m. Eastern) on May 5, 2008.  To listen live via telephone, call toll-free 877-656-8906, verbal pass code Pilgrim’s.  The call also will be broadcast live over the Internet at http://www.videonewswire.com/event.asp?id=47334.  (Please copy and paste the link into the browser.)

Additionally, the Company has posted a slide presentation on its website at http://www.pilgrimspride.com, which may be viewed by listeners in connection with today’s conference call.  The webcast will be available for replay within approximately two hours of the conclusion of the call.  A telephone replay will be available beginning at approximately 2 p.m. (Central) on May 5 at toll-free 877-919-4059 pass code 48467528.  The replay will be available for 60 days.

About Pilgrim’s Pride
Pilgrim’s Pride Corporation is the largest chicken company in the United States and Puerto Rico and the second-largest in Mexico.  Pilgrim’s Pride employs approximately 54,500 people and operates 37 chicken processing and 12 prepared-foods facilities, with major operations in Texas, Alabama, Arkansas, Florida, Georgia, Kentucky, Louisiana, North Carolina, Pennsylvania, South Carolina, Tennessee, Virginia, West Virginia, Mexico and Puerto Rico as well as other facilities in Arizona, Iowa, Mississippi, Ohio and Utah.

Pilgrim's Pride products are sold to foodservice, retail and frozen entree customers. The Company's primary distribution is through retailers, foodservice distributors and restaurants throughout the United States and Puerto Rico and in the Northern and Central regions of Mexico. For more information, please visit http://www.pilgrimspride.com.

Forward-Looking Statements
Statements contained in this press release that state the intentions, plans, hopes, beliefs, anticipations, expectations or predictions of the future of Pilgrim's Pride Corporation and its management, including as to changes in pricing, demand and market conditions for chicken products and profitability, are forward-looking statements. It is important to note that the actual results could differ materially from those projected in such forward-looking statements.  Factors that could cause actual results to differ materially from those projected in such forward-looking statements include: matters affecting the poultry industry generally, including fluctuations in the commodity prices of feed ingredients, chicken and turkey; additional outbreaks of avian influenza or other diseases, either in our own flocks or elsewhere, affecting our ability to conduct our operations and/or demand for our poultry products; contamination of our products, which has previously and can in the future lead to product liability claims and product recalls; exposure to risks related to product liability, product recalls, property damage and injuries to persons, for which insurance coverage is expensive, limited and potentially inadequate; management of our cash resources, particularly in light of our substantial leverage; restrictions imposed by, and as a result of, our substantial leverage; changes in laws or regulations affecting our operations or the application thereof; new immigration legislation or increased enforcement efforts in connection with existing immigration legislation that cause our costs of doing business to increase, cause us to change the way in which we do business, or otherwise disrupt our operations; competitive factors and pricing pressures or the loss of one or more of our largest customers; inability to consummate, or effectively integrate, any acquisition, including integrating our recent acquisition of Gold Kist, or realize the associated cost savings and operating synergies currently anticipated; currency exchange rate fluctuations, trade barriers, exchange controls, expropriation and other risks associated with foreign operations; disruptions in international markets and distribution channels; and the impact of uncertainties of litigation as well as other risks described under "Risk Factors" in our Annual Report on Form 10-K and subsequent filings with the Securities and Exchange Commission. Pilgrim's Pride Corporation undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Contact:      Gary Rhodes
Vice President, Corporate Communications & Investor Relations
(903) 434-1495

PILGRIM'S PRIDE CORPORATION
News Release
May 5, 2008

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)
[In thousands, except share and per share data]

Three Months Ended	March 29, 2008	March 31, 2007

Net sales	$2,100,794	$1,987,185
Cost of sales	2,124,173	1,903,136
Asset impairment	12,022	--

Gross profit (loss)	(35,401)	84,049

Selling, general and administrative	102,559	94,723
Restructuring charges	5,669	--

Operating loss	(143,629)	(10,674)

Other expense (income):
Interest expense	33,777	38,696
Interest income	(446)	(1,684)
Loss on early extinguishment of debt	--	14,475
Miscellaneous, net	(1,161)	(3,668)
Total other expenses, net	32,170	47,819

Loss from continuing operations before income taxes	(175,799)	(58,493)
Income tax benefit	(64,295)	(19,426)
Loss from continuing operations	(111,504)	(39,067)

Loss from operation of discontinued business, net of tax	(847)	(1,010)
Gain on disposal of discontinued business, net of tax	903	--

Net loss	$(111,448)	$(40,077)

Net loss per common share – basic and diluted:
Continuing operations	$(1.67)	$(0.59)
Discontinued business	--	(0.01)
Net loss	$(1.67)	$(0.60)

Dividends declared per common share	$0.0225	$0.0225

Weighted average shares outstanding	66,555,733	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
May 5, 2008

PILGRIM'S PRIDE CORPORATION
Consolidated Statements of Operations
(Unaudited)
[In thousands, except share and per share data]

Six Months Ended	March 29, 2008	March 31, 2007

Net sales	$4,148,147	$3,279,142
Cost of sales	4,066,423	3,132,855
Asset impairment	12,022	--

Gross profit	69,702	146,287

Selling, general and administrative	206,992	161,863
Restructuring charges	5,669	--

Operating loss	(142,959)	(15,576)

Other expense (income):
Interest expense	63,788	52,416
Interest income	(954)	(2,993)
Loss on early extinguishment of debt	--	14,475
Miscellaneous, net	(4,024)	(4,679)
Total other expenses, net	58,810	59,219

Loss from continuing operations before income taxes	(201,769)	(74,795)
Income tax benefit	(57,055)	(25,872)
Loss from continuing operations	(144,714)	(48,923)

Loss from operation of discontinued business, net of tax	34	111
Gain on disposal of discontinued business, net of tax	903	--

Net loss	$(143,777)	$(48,812)

Net income (loss) per common share – basic and diluted:
Continuing operations	$(2.17)	$(0.73)
Discontinued business	0.01	--
Net loss	$(2.16)	$(0.73)

Dividends declared per common share	$0.0450	$0.0450

Weighted average shares outstanding	66,555,733	66,555,733

PILGRIM'S PRIDE CORPORATION
News Release
May 5, 2008

PILGRIM'S PRIDE CORPORATION
Pro forma Financial Information
(Unaudited)
(In thousands except per share amounts)

The unaudited pro forma financial information has been presented as if the acquisition of Gold Kist Inc. had occurred as of the beginning of the fiscal year presented.

Six Months Ended	March 29, 2008	March 31, 2007
	(Actual)	(Pro forma)

Net sales	$4,148,147	$3,806,952
Depreciation and amortization	$115,601	$112,776
Operating loss	$(142,959)	$(46,008)
Interest expense, net	$62,834	$75,245
Income tax benefit	$(57,055)	$(46,579)
Loss from continuing operations	$(144,714)	$(83,031)
Net loss	$(143,777)	$(82,920)
Net loss per common share	$(2.16)	$(1.25)
EBITDA	$(25,436)	$55,323
Capital expenditures	$70,216	$107,193

PILGRIM'S PRIDE CORPORATION
News Release
May 5, 2008

PILGRIM'S PRIDE CORPORATION
Condensed Consolidated Balance Sheets
(Unaudited)
[In thousands]

	March 29, 2008	September 29, 2007
ASSETS
Cash and cash equivalents	$97,195	$66,168
Investments in available-for-sale securities	10,205	8,153
Other current assets	1,378,863	1,225,547
Total current assets	1,486,263	1,299,868
Goodwill	499,669	505,166
Other assets	125,053	138,546
Investments in available-for-sale securities	44,227	46,035
Property, plant and equipment, net	1,736,817	1,784,621

Total assets	$3,892,029	$3,774,236

LIABILITIES AND STOCKHOLDERS' EQUITY
Current maturities of long-term debt	$2,891	$2,872
Other current liabilities	901,968	902,330
Total current liabilities	904,859	905,202
Long-term debt, less current maturities	1,629,930	1,318,558
Deferred income taxes	248,486	326,570
Other long-term liabilities	83,990	51,685
Total stockholders' equity	1,024,764	1,172,221

Total liabilities and stockholders’ equity	$3,892,029	$3,774,236

PILGRIM'S PRIDE CORPORATION
News Release
May 5, 2008

PILGRIM'S PRIDE CORPORATION
Selected Financial Information
(Unaudited)
(In thousands)

Note:  “EBITDA” is defined as the sum of the income (loss) from continuing operations plus interest, taxes, depreciation and amortization.  EBITDA is presented because it is used by us, and we believe it is frequently used by securities analysts, investors and other interested parties, in addition to and not in lieu of Generally Accepted Accounting Principles (GAAP) results, to compare the performance of companies.  EBITDA is not a measurement of financial performance under GAAP and should not be considered as an alternative to cash flow from operating activities or as a measure of liquidity or an alternative to net income as indicators of our operating performance or any other measures of performance derived in accordance with GAAP.  We have also included EBITDA as adjusted to exclude a loss on early extinguishment of debt. We believe investors may be interested in this information as this is a manner in which our management analyzes our results from continuing operations.  EBITDA is calculated as follows:

Three Months Ended	March 29, 2008 Actual	March 31, 2007 Actual
Loss from continuing operations	$(111,504)	$(39,067)
Add:
Income tax benefit	(64,295)	(19,426)
Interest expense, net	33,331	37,012
Depreciation and amortization	60,057	54,575
Minus:
Amortization of capitalized financing costs	1,058	1,110

EBITDA	$(83,469)	$31,984

Asset impairment and restructuring charges	17,691	--
Loss on early extinguishment of debt	--	14,475
EBITDA - Adjusted	(65,778)	46,459

Capital expenditures	$27,533	$55,101

Six Months Ended	March 29, 2008 Actual	March 31, 2007 Actual	March 31, 2007 Pro forma
Loss from continuing operations	$(144,714)	$(48,923)	$(83,031)
Add:
Income tax benefit	(57,055)	(25,872)	(46,579)
Interest expense, net	62,834	49,423	75,245
Depreciation and amortization	115,601	86,898	112,776
Minus:
Amortization of capitalized financing costs	2,102	1,815	2,312

EBITDA	$(25,436)	$59,711	$56,099

Asset impairment and restructuring charges	17,691	--	--
Loss on early extinguishment of debt	--	14,475	14,475
EBITDA - Adjusted	(7,745)	74,186	70,574

Capital expenditures	$70,216	$94,449	$107,193